Exhibit 4.17
INVESTMENT AGREEMENT
THIS INVESTMENT AGREEMENT (this “Agreement”) is made and entered into effective June 29, 2008, by and among PURE EARTH, INC., a Delaware corporation (the “Company”), BLACK CREEK CAPITAL CORP. (“Black Creek”), AND CHARLES M. HALLINAN (“Hallinan”) (Black Creek and Hallinan are each referred to individually as an “Investor,” and collectively, as the “Investors”).
WHEREAS, in May 2007, each Investor purchased from the Company in the aggregate 10,000 shares of the Company’s Series A Preferred Stock, 10% Coupon (the “Series A Preferred Stock”);
WHEREAS, the Series A Preferred Stock includes both (i) a mandatory conversion feature (the “Mandatory Conversion Provision”) that requires automatic conversion of the Series A Preferred Stock into the Company’s common stock, $.001 par value per share (the “Common Stock”), on June 30, 2008 (the “Mandatory Conversion Date”), and (ii) a right (the “Put Right”) that permits the Investors, beginning after March 1, 2008, to mandate that the Company redeem all or any part of the Series A Preferred Stock they desire to have redeemed, in each case upon the terms and conditions set forth in the Pure Earth, Inc. Certificate of Designation of Preferences, Rights, and Limitations with respect to the Series A Preferred Stock (the “Certificate of Designation”);
WHEREAS, the Company desires to induce the Investors to permit the Series A Preferred Stock to be converted into Common Stock pursuant to the Mandatory Conversion Provision and to not exercise their Put Right in whole or in part; and
WHEREAS, the parties desire to set forth their agreements and understandings in writing.
NOW, THEREFORE, in consideration of the mutual promises contained herein, the parties agree as follows:
1. Conversion of Series A Preferred Stock. As of 12:01 a.m. on the Mandatory Conversion Date, the Investors agree that all shares of Series A Preferred Stock will automatically and mandatorily convert into shares of Common Stock pursuant to the terms of the Certificate of Designation, and the Investors agree not to take any action that would prevent such conversion from taking place as of the Mandatory Conversion Date.
2. Cash Payment. On each of September 30, 2008, December 31, 2008, March 31, 2009 and June 30, 2009, the Company agrees to pay to each Investor the sum of $12,500.00 in cash.
3. Common Stock Issuance. Within ten (10) business days of the date of this Agreement, the Company will issue or cause to be issued to each Investor Fifty Five Thousand Five Hundred and Sixty Seven (55,567) shares of its Common Stock (the “Shares”). The Shares and the certificates representing the Shares shall be subject to all of the transfer restrictions contained in this Agreement.

4. Representations and Warranties of the Investors. In order to induce the Company to issue and sell the Shares to the Investors, and understanding that the Shares are being offered and sold without registration under (i) the Securities Act of 1933, as amended, and in reliance, in part, upon the exemption provided in Section 4(2) of the Securities Act, and (ii) one or more exemptions from registration or qualification under the securities laws of one or more states or other jurisdictions, and that each such exemption depends upon and such securities are being sold in reliance on, the representation and warranties in this Section 4, each of the Investors represents and warrants with respect to itself to the Company as follows:
(a) Prior Representations and Warranties Confirmed. All of the representations and warranties of the Investors contained in that certain Subscription Agreement, dated as of May 17, 2007, by and among the parties hereto, with respect to such Investor’s initial purchase of Series A Preferred Stock shall have been made and confirmed by each Investor as of the date of this Agreement with respect to each Investor and the Shares, as if each of such representation and warranty had been individually set forth herein.
(b) No Brokers. Such Investor has not employed any broker or finder in connection with the transactions contemplated by this Agreement.
(c) Investment Decision. Such Investor has been furnished with or has had access to the information it has requested from the Company and has had an opportunity to discuss with management of the Company the business and financial affairs of the Company, and has generally such knowledge and experience in business and financial matters and with respect to investments in securities of privately held companies so as to enable it to understand and evaluate the risks of an investment in the Shares, and form an investment decision with respect thereto.
5. Transfer Restrictions.
(a) The Investor represents and understands that the sale or transfer of the Shares are severely restricted and that:
(i) the Shares have not been and will not be registered under the Securities Act or the laws of any other jurisdiction, by reason of a specific exemption or exemptions from registration under the Securities Act and applicable state securities laws, and that the and the Shares must be held indefinitely by such Investor unless a subsequent disposition thereof is registered under the Securities Act and applicable state securities laws or is exempt from registration;
(ii) (A) Rule 144 promulgated under the Securities Act (the provisions of which are known to such Investor) is not currently and may never be available for use by such Investor for resale of the Shares, (B) that sales of the Shares under Rule 144, if permitted, may be made only in limited amounts and in accordance with the terms and conditions of that Rule and that in such cases where the Rule is not applicable, compliance with some other registration exemption will be required; and (C) the exemption from registration afforded by Rule 144 depends on the satisfaction of various conditions and restrictions, including the requirements that, among other things, the Company (I) shall have had “Form 10” information on file with the Securities and Exchange Commission” for at least one year, (II) is subject to the reporting requirements of Section 13 or Section 15(d) of the Securities Act, and (III) has filed all reports required to be filed thereunder for the preceding 12 months (or such shorter time as the Company may have been required to file such reports), and (D) the Company does not now qualify under Rule 144 and may not ever qualify.
(iii) in no event will the Investor dispose of the Shares (other than in conjunction with an effective registration statement under the Securities Act or in compliance with Rule 144) unless and until it shall have furnished the Company with an opinion of counsel or other evidence reasonably satisfactory to the Company to the effect that (A) such disposition will not require registration under the Securities Act and (B) appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken.
(iv) the Company’s reliance on exemptions from registration under the Securities Act and applicable state securities laws is predicated on the accuracy and completeness of the Investor’s representations, warranties, acknowledgments and agreements herein, and the Company is not required to register the Shares or to make any exemption from registration available;
(v) there may be no public market for the Shares and the Investor may not be able to sell the Shares; as a result, the Investor must bear the economic risk of an investment in the Shares for an indefinite period of time;
(vi) the Investor acknowledges that the certificates representing the Shares will bear the following legend:
“The Shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state or other jurisdiction. The Shares may not be offered, sold, transferred, pledged or otherwise disposed of without an effective registration statement under the Securities Act of 1933, as amended, and under any applicable state or other applicable securities laws or an opinion of counsel for the Company that the proposed transaction will be exempt from such registration.”
The investor further acknowledges that the Company reserves the right to place a stop order against the certificate representing the Shares and to refuse to effect any transfers thereof in the absence of an effective registration statement with respect to the Shares or in the absence of an opinion of counsel to the Company that such transfer is exempt from registration under the Securities Act and under applicable state securities laws.

(b) Organization and Good Standing; Residence. If the Investor is Black Creek, the Investor represents and warrants that it is duly organized, validly existing and in good standing under the laws of its state of incorporation and that its principal place of business is located in the State of Kansas. If the Investor is Hallinan, the Investor represents that he is a bona fide resident and domiciliary (not a temporary or transient resident) of the State of Florida and that he has no present intention of becoming a resident of any other state or jurisdiction.
6. Indemnification. Each Investor agrees that if such Investor breaches any agreement, representation or warranty the Investor has made in this Agreement, the Investor hereby agrees to indemnify and hold harmless the Company, and its respective directors, officers and shareholders, against any claim, liability, loss, cost, damage or expense (including reasonable attorneys’ fees and expenses) caused directly or indirectly by the Investor’s breach.
7. Miscellaneous.
(a) Entire Agreement. This Agreement, and the exhibits and schedules attached hereto (each of which is incorporated herein by reference and made a part hereof), and the other documents referred to herein constitute the entire understanding among the parties as to the subject matter specifically referred to herein or therein.
(b) Expenses. Each party shall bear its own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, and any subsequent amendments, modifications or supplements thereto.
(c) Survival of Agreements and Representations and Warranties. All agreements and all representations and warranties contained herein or made in writing by the Investors shall survive the execution and delivery of this Agreement and all other documents referred to herein.
(d) Assignment. This Agreement, upon acceptance by the Company, shall bind, benefit, and be enforceable by and against each party hereto and its successors, assigns, heirs administrators and executors. This Agreement in not transferable or assignable by an Investor. The agreements, representations and warranties contained herein shall be deemed to be made by and be binding upon the Investor and such Investor’s heirs, executors, administrators, other personal representatives, and their respective successors and permitted assigns.
(e) Governing Law. This Agreement shall be governed in all respects by the laws of the State of Delaware, without regard to its conflict of laws provisions.
(f) Jurisdiction and Venue. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURTS LOCATED IN THE COMMONWEALTH OF PENNSYLVANIA IN CONNECTION WITH ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.
(g) Multiple Originals. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

(h) Severability. If any provision or any portion of any provision of this Agreement shall be held to be void or unenforceable, the remaining portions of this Agreement shall continue in full force and effect.
IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered as of the day and year first above written.

THE COMPANY: PURE EARTH, INC.
By:	/s/ Brent Kopenhaver
	Name:	Brent Kopenhaver
	Title:	CFO/EVP

INVESTORS: BLACK CREEK CAPITAL CORP.
By:	/s/ Scott Tucker
	Name:	Scott Tucker
	Title:	President

CHARLES M. HALLINAN

/s/ Charles M. Hallinan

5